Exhibit 99.1

First Connecticut Bancorp, Inc. Announces First Quarter 2012 Earnings

Farmington, Connecticut, May 2, 2012 – First Connecticut Bancorp, Inc. (the “Company”) NASDAQ Global Market: “FBNK”, the holding company for Farmington Bank (the “Bank”), today announced first quarter results for the period ended March 31, 2012.  Net income for the quarter was $991,000, or $0.06 per diluted share, compared to net income of $1.0 million for the same quarter last year.

“We are pleased with the results of the first quarter of 2012 and our third quarter as a public company as our strategy to pursue organic growth opportunities led to an 8% increase in net interest income compared to the same period a year ago. Our new Wethersfield office celebrated its grand opening during the quarter and had $18.2 million in new deposits as of March 31, 2012, of which 92% were core deposits and included 592 new transaction accounts.” stated John J. Patrick, Jr., First Connecticut Bancorp’s Chairman, President & CEO.

Mr. Patrick said, “Our strategic geographic expansion will continue with the planned opening of our 18th branch in Bloomfield, Connecticut during the second quarter of 2012. Progress on our goal of being the bank of choice for consumers and businesses in central Connecticut is evident from our balance sheet growth, and our significant market share gains in mortgage and business banking.”

Financial Highlights

•	Strong asset growth occurred as total assets increased $59.6 million or 4% for the quarter to $1.7 billion at March 31, 2012 and $222.6 million or 15% from a year ago.

•
Sustained loan growth was achieved as total loans increased $30.7 million or 2% for the quarter and $164.8 million or 14% when compared to a year ago, despite the impact of our previously announced strategic exit from the Resort Finance business. Resort Finance loans decreased $5.6 million at March 31, 2012 when compared to the prior quarter and $32.7 million when compared to a year ago.   Loan growth when compared to the prior year primarily occurred in Residential Real Estate, 15%, Commercial Real Estate, 15%, Commercial Loans, 43% and Home Equity Lines of Credit, 41%.

•
Asset quality continues to remain stable as non-performing loans increased slightly to $16.3 million at March 31, 2012 from $15.5 million at December 31, 2011, while loan delinquencies 30 days and greater decreased $579,000 at March 31, 2012 to $18.3 million compared to $18.8 million at December 31, 2011.  Impaired loans also decreased $1.9 million to $39.1 million at March 31, 2012 from $41.0 million at December 31, 2011.

•
Net interest income increased $1.0 million for the three months ended March 31, 2012 when compared to the same period in the prior year driven by growth in average earning assets, partially offset by a net interest margin decline due to a lower rate environment and the significant liquidity generated from our public offering coupled with our deposit growth.

•
We paid a cash dividend of $.03 per share on March 26, 2012. This marks the second consecutive quarter we have paid a dividend since First Connecticut Bancorp, Inc. became a public company on June 29, 2011.

Earnings Summary

Net interest income increased $1.0 million or 8% to $13.0 million for the first quarter of 2012 compared to the same period in the prior year driven by growth in average earning assets, partially offset by a net interest margin decline.  Total average earning assets increased $156.9 million or 12%, to $1.5 billion reflecting growth in loan balances. Net interest margin declined 14 basis points to 3.41% for the three months ended March 31, 2012 compared to the same period in the prior year as a result of the lower interest rate environment. The lower yield on earning assets was partially offset by lower funding costs.

Provision for loan losses was $330,000 for the three months ended March 31, 2012 compared to $300,000 for the same period in the prior year. The provision recorded is based upon management’s analysis of the allowance for loan losses as of March 31, 2012.

Noninterest income remained flat for the three months ended March 31, 2012 at $1.3 million compared to the same period in the prior year. Bank owned life insurance income increased $145,000 reflecting the purchase of additional insurance within the past twelve months offset by decreases in brokerage and insurance fee income and a decrease in net gain on loans sold.

Noninterest expense increased $968,000 or 8%, to $12.6 million for the three months ended March 31, 2012 compared to $11.7 million in the same period in the prior year. Salaries and employee benefits increased $856,000 or 13%, primarily due to annual wage increases, $311,000 related to our Employee Stock Ownership Plan (“ESOP”) and the addition of 19 employees to support our growth strategy and our two new branches that opened within the past twelve months. Marketing expense increased $133,000 or 28% to $606,000 in part due to the grand opening of our 17th branch in January and an increase in sponsorships to expand the Bank’s brand within the communities we serve. Other operating expenses increased $164,000 to $2.0 million due to expenses related to becoming a publicly traded company and other various increases in operating costs for the three month ended March 31, 2012 compared to the same period in the prior year.  These items were partially offset by a $262,000 or 48% decrease in FDIC premium expense, which reflects the positive impact of the new assessment calculation that became effective on April 1, 2011. On a core basis, net of ESOP expense, noninterest expenses were $12.3 million, achieving a 2.2% positive operating leverage on a normalized basis.

Balance Sheet Activity

Total assets increased $59.6 million or 4%, to $1.7 billion at March 31, 2012 from December 31, 2011 reflecting growth in cash and cash equivalents, loans, and bank-owned life insurance, offset in part by a decrease in securities available-for-sale.

Our investment portfolio totaled $119.2 million or 7% of total assets and $138.4 million or 9% of total assets at March 31, 2012 and December 31, 2011, respectively. Available-for-sale investment securities totaled $116.0 million at March 31, 2012 compared to $135.2 million at December 31, 2011, a decrease of $19.2 million primarily due to decreases in U.S. Treasury securities and U.S. government agency obligations as a result of lower collateral requirements for our municipal deposits and commercial repurchase agreements.  The Company purchases short term U.S. Treasury and agency securities in order to meet municipal deposit and commercial repurchase agreement collateral requirements and to minimize interest rate risk during the sustained low interest rate environment. Based on current market conditions and our interest rate sensitivity position, we believe it is not prudent at this time, to use our new capital proceeds to leverage our investment portfolio for short-term revenue gains.

Net loans increased $30.9 million or 2% at March 31, 2012 to $1.3 billion due to our continued focus on residential and commercial lending which combined increased $37.4 million, offset by a $5.6 million decrease in resort loans as we are gradually exiting the resort financing market. Additionally, a $12.0 million commercial real estate loan paid off in accordance with its terms on the final day of the quarter due to the sale of the property.

Bank-owned life insurance increased $6.3 million to $36.7 million at March 31, 2012 from $30.4 million at December 31, 2011 primarily due to the purchase of an additional $6.0 million in bank-owned life insurance to offset costs incurred in connection with compensation plans.

Deposits increased $72.9 million or 6% to $1.2 billion at March 31, 2012 compared to December 31, 2011. Interest-bearing deposits grew $52.9 million to $1.0 billion and noninterest-bearing demand deposits totaled $215.6 million at March 31, 2012, an increase of $20.0 million or 10% from December 31, 2011 due to deepening our relationships with our existing customers and our continued efforts to obtain more individual and commercial account relationships.  The $52.9 million increase in interest-bearing deposits at March 31, 2012 from December 31, 2011 was primarily due to $28.2 million increase in municipal deposits, the opening of our 17th branch in Wethersfield, CT and an increase in overall deposits as we continue to grow our customer base. During the quarter ended, the Company added 1,441 net new core deposit accounts.  Our weighted-average rate paid on deposits outstanding for the three months ended March 31, 2012 declined 9 basis points to 0.70% from 0.79% when compared to the same period in the prior year.

Asset Quality

The allowance for loan losses had a slight increase to $17.7 million at March 31, 2012 from $17.5 million at December 31, 2011.  Impaired loans decreased $1.9 million to $39.1 million as of March 31, 2012 from $41.0 million as of December 31, 2011.  Non-performing loans increased to $16.3 million at March 31, 2012 from $15.5 million at December 31, 2011. At March 31, 2012, the allowance for loan losses represented 1.32% of total loans and 108.5% of non-performing loans, compared to 1.34% of total loans and 113.11% of non-performing loans as of December 31, 2011. Net charge-offs for three months ended were $136,000 or 0.04%, compared to net charge-offs for the same period in the prior year of $472,000 or 0.16% of average loans outstanding for the respective periods. Loan delinquencies 30 days and greater decreased $579,000 at March 31, 2012 to $18.3 million compared to $18.8 million at December 31, 2011.  We take a proactive approach in working with customers to help ensure that they remain current on their loans.  Past due loans are primarily in our residential and commercial real estate portfolios and are due to weak economic conditions leading to stress on cash flows of our borrowers.

Capital and Liquidity

The Company remained well-capitalized with a total risk weighted capital to risk weighted asset ratio of 21.84% at March 31, 2012.

At March 31, 2012, the Company continued to have considerable liquidity including significant unused borrowing capacity at the Federal Home Loan Bank and the Federal Reserve Bank as well as access to funding through the repurchase agreement and brokered deposit markets.

About First Connecticut Bancorp, Inc.

First Connecticut Bancorp, Inc. (NASDAQ Global Market: FBNK) is a Maryland-chartered stock holding company, that wholly owns Farmington Bank. Farmington Bank is a full-service, community bank with 17 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. For more information regarding the Bank’s products and services and for First Connecticut Bancorp, Inc. investor relations information, please visit www.farmingtonbankct.com.

Forward Looking Statements

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Such forward-looking statements may or may not include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

First Connecticut Bancorp, Inc.
Selected Financial Data (Unaudited)
	At or for the Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Selected Financial Condition Data:

Total assets	$1,677,229	$1,617,650	$1,696,576	$1,632,269	$1,454,639
Cash and cash equivalents	131,280	90,296	240,554	238,662	75,465
Held to maturity securities	3,216	3,216	3,621	3,621	3,672
Available for sale securities	115,956	135,170	160,743	135,823	142,548
Federal Home Loan Bank stock	7,137	7,449	7,449	7,449	7,449
Loans receivable, net	1,326,107	1,295,177	1,211,514	1,177,571	1,157,835
Deposits	1,249,583	1,176,682	1,248,236	1,187,707	1,171,496
Federal Home Loan Bank advances	63,000	63,000	63,000	68,000	68,000
Total stockholders equity	250,196	251,980	257,912	263,047	95,977
Allowance for loan losses	17,727	17,533	16,094	15,912	20,562
Non-performing loans	16,338	15,501	18,442	18,699	21,377

Selected Operating Data:

Interest income	$15,427	$14,825	$14,659	$14,810	$14,731
Interest expense	2,473	2,614	2,672	2,760	2,780
Net Interest Income	12,954	12,211	11,987	12,050	11,951
Provision for allowance for loan losses	330	3,190	300	300	300
Net interest income after provision for loan losses	12,624	9,021	11,687	11,750	11,651
Noninterest income	1,313	1,386	1,728	1,293	1,281
Noninterest expense, excluding contribution to
charitable foundation (*)	12,629	12,779	11,945	13,050	11,661
Contribution to charitable foundation (*)	-	-	-	6,877	-
Total noninterest expense	12,629	12,779	11,945	19,927	11,661
Income (loss) before income taxes	1,308	(2,372)	1,470	(6,884)	1,271
Provision (benefit) for income taxes	317	(918)	427	(2,239)	255

Net income (loss)	$991	$(1,454)	$1,043	$(4,645)	$1,016

Performance Ratios (annualized):

Return on average assets	0.24%	-0.35%	0.25%	-1.22%	0.28%
Return average equity	1.57%	-2.24%	1.60%	-18.26%	4.19%
Interest rate spread (1)	3.20%	2.93%	2.78%	3.18%	3.42%
Net interest rate margin (2)	3.41%	3.15%	2.99%	3.35%	3.55%
Non-interest expense to average assets	3.08%	3.08%	2.85%	3.44%	3.21%
Efficiency ratio (3)	88.52%	93.98%	87.09%	149.34%	88.13%
Efficiency ratio, excluding foundation contribution (4)	88.52%	93.98%	87.09%	97.80%	88.13%
Average interest-earning assets to average
interest-bearing liabilities	132.04%	132.19%	130.83%	122.40%	116.47%

(*) In connection with the Conversion and Reorganization on June 29, 2011, the Company established Farmington Bank Community
Foundation, Inc., a non-profit charitable organization, which was funded with a contribution of 687,000 shares of the Company's common stock.

(1) Represents the difference between the weighted-average yield on average interest-earning assets and the weighted-average cost of the interest-bearing liabilities.

(2) Represents net interest income as a percent of average interest-earning assets.

(3) Represents noninterest expense divided by the sum of net interest income and noninterest income.

(4) Represents noninterest expense (excluding $6.9 million contribution to Farmington Bank Community Foundation, Inc. in June 2011)
divided by the sum of net interest income and noninterest income.

First Connecticut Bancorp, Inc.
Selected Financial Data (Unaudited) (Continued)
	At or for the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	1.32%	1.34%	1.31%	1.33%	1.74%
Allowance for loan losses as a percent of
non-performing loans	108.50%	113.11%	87.27%	85.10%	96.19%
Net charge-offs to average loans (annualized)	0.04%	0.56%	0.04%	1.67%	0.16%
Non-performing loans as a percent of total loans	1.22%	1.18%	1.50%	1.57%	1.81%
Non-performing loans as a percent of total assets	0.97%	0.96%	1.09%	1.15%	1.47%

Per Share Related Data:

Basic and diluted earnings per share	$0.06	$(0.09)	$0.06	$(0.26)	n/a
Dividends declared per share	$0.03	$0.03	$-	$-	n/a

Capital Ratios:

Equity to total assets at end of period	14.92%	15.58%	15.20%	16.12%	6.60%
Average equity to average assets	15.36%	15.65%	15.60%	6.70%	6.68%
Total capital to risk-weighted assets	21.84%	22.38%	24.21%	25.46%	10.38%
Tier I capital to risk-weighted assets	20.59%	21.13%	22.96%	24.20%	9.13%
Tier I capital to total average assets	15.58%	15.51%	15.55%	17.48%	6.77%
Total equity to total average assets	15.27%	15.20%	15.40%	17.32%	6.61%

First Connecticut Bancorp, Inc.
Consolidated Statements of Condition
	March 31, 2012	December 31, 2011	March 31, 2011
(Dollars in thousands)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$38,280	$40,296	$25,465
Federal funds sold	93,000	50,000	50,000
Cash and cash equivalents	131,280	90,296	75,465
Securities held-to-maturity, at amortized cost	3,216	3,216	3,672
Securities available-for-sale, at fair value	115,956	135,170	142,548
Loans held for sale	3,408	1,039	378
Loans, net	1,326,107	1,295,177	1,157,835
Premises and equipment, net	21,293	21,379	21,741
Federal Home Loan Bank of Boston stock, at cost	7,137	7,449	7,449
Accrued income receivable	4,304	4,185	4,154
Bank-owned life insurance	36,701	30,382	19,830
Deferred income taxes	13,672	13,907	11,424
Prepaid expenses and other assets	14,155	15,450	10,143
Total assets	$1,677,229	$1,617,650	$1,454,639
Liabilities and Stockholders' Equity
Deposits
Interest-bearing	$1,033,981	$981,057	$1,008,576
Noninterest-bearing	215,602	195,625	162,920
	1,249,583	1,176,682	1,171,496
FHLB advances	63,000	63,000	68,000
Repurchase agreement borrowings	21,000	21,000	21,000
Repurchase liabilities	55,713	64,466	70,209
Accrued expenses and other liabilities	37,737	40,522	27,957
Total liabilities	1,427,033	1,365,670	1,358,662

Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock	179	179	-
Additional paid-in-capital	174,884	174,836	-
Unallocated common stock held by ESOP	(13,031)	(10,490)	-
Retained earnings	93,392	92,937	98,529
Accumulated other comprehensive loss	(5,228)	(5,482)	(2,552)
Total stockholders' equity	250,196	251,980	95,977
Total liabilities and stockholders' equity	$1,677,229	$1,617,650	$1,454,639

First Connecticut Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
	2012	2011
(Dollars in thousands, except per share data)
Interest income
Interest and fees on loans
Mortgage	$11,110	$10,548
Other	3,889	3,612
Interest and dividends on investments
United States Government and agency obligations	266	435
Other bonds	58	52
Corporate stocks	70	67
Other interest income	34	17
Total interest income	15,427	14,731
Interest expense
Deposits	1,755	1,952
Interest on borrowed funds	481	525
Interest on repo borrowings	180	179
Interest on repurchase liabilities	57	124
Total interest expense	2,473	2,780
Net interest income	12,954	11,951
Provision for allowance for loan losses	330	300
Net interest income after provision for loan losses	12,624	11,651
Noninterest income
Fees for customer services	816	787
Net gain on loans sold	98	146
Brokerage and insurance fee income	25	124
Bank owned life insurance income	319	174
Other	55	50
Total noninterest income	1,313	1,281
Noninterest expense
Salaries and employee benefits	7,424	6,568
Occupancy expense	1,190	1,237
Furniture and equipment expense	1,099	975
FDIC assessment	279	541
Marketing	606	473
Other operating expenses	2,031	1,867
Total noninterest expense	12,629	11,661
Income before income taxes	1,308	1,271
Provision for income taxes	317	255
Net income	$991	$1,016

Net income per share:
Basic and Diluted	$0.06	N/A

Weighted average shares outstanding:
Basic and Diluted	16,784,974	N/A

Pro forma net income per share (1):
Basic and Diluted	N/A	$0.06

(1)= Pro forma net income per share assumes the Company's shares are outstanding for all periods prior to the completion of the Plan of Conversion and Reorganization on June 29, 2011.

First Connecticut Bancorp, Inc.
Consolidated Average Balances, Yields and Rates (Unaudited)
	Three Months Ended March 31,
	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
(Dollars in thousands)
Interest-earning assets:
Loans receivable, net	$1,315,786	$14,999	4.57%	$1,163,411	$14,160	4.94%
Securities	132,561	385	1.16%	160,924	548	1.38%
Federal Home Loan Bank of Boston stock	7,370	9	0.49%	7,449	6	0.33%
Fed Funds and other earning assets	66,714	34	0.20%	33,731	17	0.20%
Total interest-earning assets	1,522,431	15,427	4.06%	1,365,515	14,731	4.38%
Noninterest-earning assets	116,374			87,224
Total assets	$1,638,805			$1,452,739

Interest-bearing liabilities:
NOW accounts	$204,932	$89	0.17%	$239,925	$183	0.31%
Money market	262,320	544	0.83%	179,600	412	0.93%
Savings accounts	161,626	61	0.15%	140,055	69	0.20%
Certificates of deposit	381,985	1,061	1.11%	441,597	1,288	1.18%
Total interest-bearing deposits	1,010,863	1,755	0.70%	1,001,177	1,952	0.79%
Advances from the Federal Home Loan Bank	63,042	481	3.06%	68,100	525	3.13%
Repurchase Agreement Borrowing	21,000	180	3.44%	21,000	179	3.46%
Repurchase liabilities	58,067	57	0.39%	82,122	124	0.61%
Total interest-bearing liabilities	1,152,972	2,473	0.86%	1,172,399	2,780	0.96%
Noninterest-bearing deposits	195,192			155,790
Other noninterest-bearing liabilities	38,932			27,515
Total liabilities	1,387,096			1,355,704
Stockholders' equity	251,709			97,035
Total liabilities and stockholders' equity	$1,638,805			$1,452,739

Net interest income		$12,954			$11,951
Net interest rate spread (1)			3.20%			3.42%
Net interest-earning assets (2)	$369,459			$193,116
Net interest margin (3)			3.41%			3.55%

Average interest-earning assets to average interest-bearing liabilities		132.04%			116.47%

(1) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.